Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of Calithera Biosciences, Inc. for the registration of shares of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated March 11, 2020, with respect to the consolidated financial statements of Calithera Biosciences, Inc., and the effectiveness of internal control over financial reporting of Calithera Biosciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 10, 2020